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                LINCOLN NATIONAL CORPORATION AND SUBSIDIARIES
             EXHIBIT (11) - COMPUTATION OF PER SHARE EARNINGS

                                                            Three Months
                                                           Ended March 31
PRIMARY                                                   1994        1993

Average shares outstanding
  (assuming conversion of
  Series A, E and F
  Preferred Stock) ---------------------------------  103,541,943  99,476,648
Net effect of dilutive
  stock options (based on
  the treasury stock method
  using average market price) ----------------------      722,145     678,328
       Total shares
         outstanding -------------------------------  104,264,088 100,154,976

FULLY DILUTED
Average shares outstanding
  (assuming conversion of
  Series A, E and F
  Preferred Stock) ---------------------------------  103,541,943  99,476,648
Net effect of dilutive
  stock options (based on
  the treasury stock method
  using the end of period
  market price, if higher than
  average market price) ----------------------------      722,145     786,804
       Total shares
         outstanding -------------------------------  104,264,088 100,263,452

DOLLAR INFORMATION (000's omitted)
Income before the
  cumulative effect of
  accounting change --------------------------------     $150,985    $ 69,010
Cumulative effect of
  accounting change --------------------------------         --       (96,431)
       Net Income (Loss) ---------------------------     $150,985    $(27,421)

PER SHARE INFORMATION
Primary:
  Income before the
    cumulative effect of
    accounting change ------------------------------      $1.45       $ .69
  Cumulative effect of
    accounting change ------------------------------        --         (.96)
         Net Income (Loss) -------------------------      $1.45       $ .27
Fully Diluted:
  Income before the
    cumulative effect of
    accounting change ------------------------------      $1.45       $ .69
  Cumulative effect of
    accounting change ------------------------------        --         (.96)
         Net Income (Loss) -------------------------      $1.45       $(.27)

Notes:  1.  Earnings per share are computed based on the average number of common shares outstanding during each period after assuming conversion of the Series A, E and F Preferred Stock.

        2. LNC does not include the dilutive effect of stock options in the computation of the earnings per share information appearing on the consolidated statements of income since it was immaterial.

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